Exhibit 5.1

[Letterhead of Guzov Ofsink, LLC]

June 14, 2006

China Industrial Waste Management Inc.
c/o
Dalian Dong Tai Industrial Waste Treatment Co., Ltd
No. 1 Huaihe West Road
E-T-D-Zone, Dalian, China 116600

Re:  Stock Issuance Pursuant to Consulting Services

Gentlemen:

We have acted as counsel for China Industrial Waste Management, Inc. (the “Company”) in connection with the (a) registration under the Securities Act of 1933, as amended (the “Act”), of up to 80,000 shares of the Company's $.0001 par value per share Common Stock (the “Securities”) which are issuable by the Company pursuant to a Consulting Agreement, dated June 8, 2006, by and between Miu Chiu Yeung, Chi Chuen Cheung and the Company (the “Plan”)

In connection with the opinions hereinbelow expressed, we have examined the following documents (or true copies thereof): the Company's Certificate of Incorporation, the Company's By-Laws, the Plan, the minutes of actions heretofore taken by the Company's stockholders and directors, the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission and such other documents as we deemed necessary or appropriate under the circumstances.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that the Securities, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Securities.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Delaware without reference to conflict of laws and to matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. We assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change, or we become aware of any facts that might change our opinions, as expressed herein.

Very truly yours,

By:	/s/ Guzov, Ofsink, LLC
Guzov, Ofsink, LLC

/s/